Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Post-Effective Amendment No. 6 to Registration Statement No. 333-121094 of our report dated March 23, 2006 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the completion of development activities and commencement of planned principal operations), relating to the financial statements of Cole Credit Property Trust II, Inc. and its subsidiaries appearing in the Prospectus, which is a part of such Registration Statement and to the reference to us under the heading “Experts” in such Prospectus.
/s/ DELOITTE & TOUCHE LLP
Phoenix, Arizona
December 19, 2006